Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Crossroads Systems, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statement (333-116296, 333-106924, 333-62336, 333-37584, 333-92467) on Form S-8 of Crossroads Systems, Inc. of our report dated January 21, 2005, with respect to the consolidated balance sheets of Crossroads Systems, Inc. and Subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in the October 31, 2004, annual report on Form 10-K of Crossroads Systems, Inc.

As discussed in Note 2 to the Consolidated Financial Statements, effective April 30, 2004 the Company adopted Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities.

/s/ KPMG LLP

Austin, Texas

January 26, 2005